                                                                    Exhibit 99.1

[LOGO OF THE PANTRY]


For Immediate Release                                         Contact: Dan Kelly
April 24, 2003                                                    (919) 774-6700

                    THE PANTRY REPORTS SECOND QUARTER RESULTS

                    -EBITDA improves 15.6% over fiscal 2002 -
                    -EPS improves 43.5% over fiscal 2002 -
                    -EPS guidance increased for fiscal 2003 -

Sanford, North Carolina, April 24, 2003 - The Pantry, Inc. (NASDAQ: PTRY), a leading convenience store retailer, today announced its financial results for the second quarter and six months ended March 27, 2003.

SECOND QUARTER FISCAL 2003 RESULTS
For the second quarter fiscal 2003, the Company's net loss was $2.4 million or $0.13 per share compared to a net loss for the second quarter of fiscal 2002 of $4.1 million or $0.23 per share. Second quarter fiscal 2003 EBITDA was $21.3 million compared to $18.4 million in the second quarter fiscal 2002, an increase of 15.6%. EBITDA is defined by the Company as earnings before interest, taxes, depreciation, amortization, and cumulative effect of change in accounting principle. Due to seasonal travel and weather patterns, the Company's second quarter is traditionally a period of lower sales activity and lower gasoline margins, and the Company historically reports a loss in its second fiscal quarter.

"We are very pleased with our second quarter performance given the sluggishness of the macroeconomic environment and retail markets during this quarter." said Peter J. Sodini, President and Chief Executive Officer. "During the quarter we continued to focus on maximizing the performance of our existing stores. We began the conversion of store gas brands as previously announced in connection with our gasoline branding and supply partnerships with BP/Amoco(R), Citgo(R), and Chevron(R). Additionally, we have completed the merchandising reset program at all of our 1,274 locations. We expect these initiatives to positively impact operating results going forward. Additionally, as previously announced, on April 14, 2003 we completed a

Editor's Note: The Company makes available its quarterly earnings releases, annual report to shareholders and SEC filings on its corporate web site located at www.thepantry.com

[LOGO OF THE PANTRY]


$356 million refinancing of our senior credit facility which provides the Company additional liquidity and financial flexibility over the next several years."

Second quarter fiscal 2003 total revenue increased 20.1% to $673.4 million, compared with $560.8 million in the second quarter fiscal 2002. The revenue improvement was primarily driven by a 35.7% increase in the average retail price of gasoline per gallon, coupled with comparable store increases in merchandise revenue and commission revenue. For the second quarter fiscal 2003, comparable store merchandise sales increased 2.5% and gasoline gallons declined 0.2%. The increase in comparable store merchandise sales represents the seventh consecutive quarterly increase.

Gross profit for the second quarter fiscal 2003 was $113.1 million, up from $108.1 million in the second quarter fiscal 2002, primarily due to improvements in gasoline margin per gallon, merchandise margin and commission revenue. Gasoline gross margin per gallon improved to 10.4 cents compared to 9.0 cents in the second quarter fiscal 2002. Second quarter fiscal 2003 merchandise gross margin of 33.0% represented a 20 basis point improvement over the 32.8% recorded in the second quarter fiscal 2002. Additionally, store operating costs as a percent of merchandise sales declined to 31.1% as compared to 31.8% in 2002. This represents seven consecutive quarters of improvement versus the prior comparable period of store operating expenses as a percentage of merchandise sales.

For the six months ended March 27, 2003, the Company reported net income before cumulative effect of change in accounting principle of $2.6 million, or $0.14 per share, compared to a net loss of $3.7 million or $0.20 per share reported in the comparable period of fiscal 2002. In the first quarter of fiscal 2003, the Company adopted Statement of Financial Accounting Standards No. 143 ("FAS No. 143"), Accounting for Asset Retirement Obligations, and recorded a one-time, non-cash cumulative after-tax charge of $3.5 million related to the future removal of underground gasoline tanks.

EBITDA was $54.6 million for the six months ended March 27, 2003, compared to $45.0 million in the comparable period of fiscal 2002. The earnings and EBITDA improvements were primarily attributable to increases in gasoline and merchandise margins compared to fiscal 2002. Year-to-date gasoline margin per gallon improved to 12.2 cents compared to 10.2 cents in the comparable period of fiscal 2002, and the Company's merchandise margin of 33.0% for the six

Editor's Note: The Company makes available its quarterly earnings releases, annual report to shareholders and SEC filings on its corporate web site located at www.thepantry.com

[LOGO OF THE PANTRY]


months ended March 27, 2003, represented a 30 basis points increase over the comparable period in fiscal 2002. Additionally, store-operating costs as a percent of merchandise sales declined to 30.9% as compared to 31.3% in the comparable period of 2002.

For the six months ended March 27, 2003, total revenues were $1.3 billion compared to $1.1 billion in the comparable period of fiscal 2002. Consistent with second quarter performance, the increase in total revenue is primarily attributable to a significant increase in gasoline retail price per gallon coupled with comparable store increases in merchandise revenue and commission revenue. Year-to-date comparable store merchandise revenue increased 2.9% while comparable store gasoline gallon volume declined 0.5%.

Mr. Sodini continued, "We are very encouraged by gasoline gross margin trends and the more responsive competitive retail pricing we have experienced in the first six months of fiscal 2003 in spite of significant cost increases in wholesale gasoline. On the merchandise front we believe we have and will continue to benefit from several ongoing initiatives, including the store reset program, our Candy Lane power aisle and our private label water program. In addition, we are excited about the introduction of our new Celeste(TM) soft drink line which is scheduled to launch by Memorial Day, traditionally the start of the summer-selling season."

FISCAL YEAR 2003 OUTLOOK
In view of the Company's operating results to date, the improved outlook of market conditions for the balance of fiscal 2003 and the impact of the Company's previously announced refinancing, the Company has updated its targets for fiscal 2003 as follows:

Editor's Note: The Company makes available its quarterly earnings releases, annual report to shareholders and SEC filings on its corporate web site located at www.thepantry.com

[LOGO OF THE PANTRY]

                                                          2003
                                                     GUIDANCE RANGE
                                                      (in millions)
                                                  ====================

EBITDA guidance, as previously provided           $ 118.0  --  $ 120.0

Expected net increase from operations                     6.0
Adjusted to include miscellaneous income                  1.9
                                                  ====================

          Total before non-recurring charge         125.9  --    127.9
Less non-recurring charge:
          Write-off of deferred financing
           costs in connection with refinancing          (2.9)
                                                  ====================

EBITDA,   revised guidance                        $ 123.0  --  $ 125.0

The revised guidance reflects an expected $6 million increase from operations in the fiscal 2003 outlook due to our operating results to date and improved overall market conditions. This increase is offset by a $2.9 million non-recurring charge to be recorded in third quarter fiscal 2003 in connection with the refinancing. Lastly, the Company excluded miscellaneous income in its calculation of EBITDA in previous quarters. To conform to the new reporting standards regarding non-GAAP measures, the Company will include miscellaneous income in EBITDA. EBITDA has been restated to reflect this change. Miscellaneous income includes certain investment income and other non-operating income.

Additionally, the Company is revising upward its earnings per share guidance. It should be noted that the Company previously provided guidance for adjusted diluted earnings per share, which excluded income related to the mark-to-market adjustments of certain interest rate hedge agreements. In order to simplify its reporting and because the future volatility of the mark-to-market adjustments is not expected to be material, the Company intends to provide guidance on a diluted earnings per share basis, which now includes mark-to-market adjustments. Fiscal 2003 diluted earnings per share is presented before the cumulative effect of the change in accounting principle (FAS No. 143).

Editor's Note: The Company makes available its quarterly earnings releases, annual report to shareholders and SEC filings on its corporate web site located at www.thepantry.com

[LOGO OF THE PANTRY]

The following summarizes our revised earnings per share guidance:

                                                         FISCAL 2003
                                                         EPS GUIDANCE
                                                       ================

Adjusted diluted earnings per share guidance as
 previously provided                                   $ 0.56 -- $ 0.63

          Increase in operating income, net of tax           0.21
          Reclassify fair market value in
           non-qualifying derivatives, net of tax            0.03
          Increase in interest costs, net of tax            (0.10)
                                                       ================

Diluted earnings per share before non-recurring
 charge                                                  0.70 --   0.77

          Write-off deferred financing charges,
           net of tax                                       (0.10)
                                                       ================

Revised diluted earnings per share guidance before
 cumulative effect of change in accounting principle   $ 0.60 -- $ 0.67

Discussing the Company's financial expectations, Mr. Sodini stated "The Company generated better than expected results during the first half of fiscal 2003 despite the challenging environment. Although we remain cautious about the slow recovery of the economy, the current easing of geopolitical tensions and related stabilizing impact on the oil markets combined with the early positive results from our more aggressive merchandising initiatives give us more confidence about the Company's financial performance for the current year. As such we have increased our guidance for fiscal 2003 as noted above. Excluding the effect of the non-recurring financing charges, our revised diluted EPS guidance would have been increased to a range of $0.70 to $0.77 per share. However, after the non-recurring charge related to the refinancing, revised diluted EPS guidance is a range of $0.60 to $0.67 per share."

USE OF NON-GAAP FINANCIAL MEASURES
This release contains references to non-GAAP financial measures. Tables reconciling EBITDA to the appropriate GAAP measure for the appropriate periods are included in the financial statement attached hereto. EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement

Editor's Note: The Company makes available its quarterly earnings releases, annual report to shareholders and SEC filings on its corporate web site located at www.thepantry.com

[LOGO OF THE PANTRY]

data. We have included information concerning EBITDA as one measure of our cash flow because we believe investors find this information useful. EBITDA, as defined by us, may not be comparable to similarly titled financial measures reported by other companies.

CONFERENCE CALL INFORMATION
Interested parties are invited to listen to the second quarter earnings conference call scheduled for Thursday, April 24, 2003 at 10:00 a.m. Eastern Standard Time. The call will be broadcast live over the Internet and is accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until May 1, 2003.

ABOUT THE PANTRY
Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading convenience store operator in the Southeastern United States and one of the largest independently operated convenience store chains in the country. As of March 27, 2003, the Company operated 1,274 stores in ten southeastern states under a number of banners including The Pantry(R), Kangaroo(R), Handy Way, Lil' Champ Food Store(R), Quick Stop, Zip Mart, Fast Lane(R), Big K, Depot and Mini Mart. These stores offer a broad selection of merchandise, gasoline and ancillary services designed to appeal to the convenience needs of its customers. For more information visit the "Corporate" section of the Company's Web site at www.thepantry.com.

SAFE HARBOR STATEMENT
The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements made by the Company in this press release relating to earnings per share, EBITDA, comparable store volume, merchandise and gasoline margins, store closings, net capital expenditures, long-term debt and other non-historical statements that are generally preceded by words or phrases such as "targets", "outlooks", "expects", "anticipates", "forecasted", "plans," "hopes," "intends," "believes" and similar words or phrases constitute "forward-looking statements" within the meaning of the Act. These forward-looking statements are based on the Company's current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation, fluctuations in domestic and global petroleum markets; changes in the competitive landscape of

Editor's Note: The Company makes available its quarterly earnings releases, annual report to shareholders and SEC filings on its corporate web site located at www.thepantry.com

[LOGO OF THE PANTRY]


the convenience store industry; discontinuation of the current favorable retail competitive environment and general market condition; the effect of national and regional economic conditions on the convenience store industry or our vendors or customers; consumer demand for our product offerings; gasoline demand; capital markets and the Company's access to capital; increases in interest rates; the effect of regional weather conditions on customer traffic; the effect of store closings; financial difficulties of suppliers; environmental risks associated with storing and selling petroleum products; the effect or impact of any announced and prospective Company initiatives including the Company's merchandising re-set program; the success of the Company's private label water and soft drink products; the success of the Company's gasoline branding and supply initiatives; the ability of the Company to realize additional liquidity and financial flexibility from its recent debt refinancing; the business environment generally; governmental regulations; acts of war or terrorist activity; and other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission (the "SEC"). For a discussion of these and other risks and uncertainties, please refer to the Company's reports and filings with the SEC. In addition, the forward-looking statements included in this press release are based on, and include, the Company's estimates as of April 24, 2003. The Company anticipates that subsequent events and market developments will cause the Company's estimates to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.

Editor's Note: The Company makes available its quarterly earnings releases, annual report to shareholders and SEC filings on its corporate web site located at www.thepantry.com

[LOGO OF THE PANTRY]


                                THE PANTRY, INC.
        CONSOLIDATED STATEMENTS OF OPERATIONS AND SELECTED FINANCIAL DATA
       (In thousands, except per share and per gallon amounts, margin data and store count)

                                                   QUARTER ENDED             SIX MONTHS ENDED
                                             -------------------------   -------------------------
                                              MARCH 27,     MARCH 28,     MARCH 27,     MARCH 28,
                                                2003          2002          2003          2002
                                             -----------   -----------   -----------   -----------
REVENUES:
   Merchandise                               $   234,900   $   232,477   $   477,240   $   469,715
   Gasoline                                      431,719       322,015       833,652       656,328
   Commissions                                     6,825         6,353        13,529        12,175
                                             -----------   -----------   -----------   -----------
      Total revenues                             673,444       560,845     1,324,421     1,138,218

COST OF SALES:
   Merchandise                                   157,405       156,122       319,972       316,047
   Gasoline                                      402,910       296,623       765,329       598,592
                                             -----------   -----------   -----------   -----------
      Total cost of sales                        560,315       452,745     1,085,301       914,639

Gross profit                                     113,129       108,100       239,120       223,579

OPERATING EXPENSES:
   Operating, general and administrative          92,323        89,962       185,464       178,938
   Depreciation and amortization                  13,683        13,512        26,775        26,904
                                             -----------   -----------   -----------   -----------
      Total operating expenses                   106,006       103,474       212,239       205,842

Income from operations                             7,123         4,626        26,881        17,737

OTHER INCOME (EXPENSE):
   Interest expense                              (12,081)      (12,745)      (24,488)      (25,323)
   Fair market value change in
    non-qualifying derivatives                       624           922           843         1,157
   Miscellaneous                                     507           302           941           327
                                             -----------   -----------   -----------   -----------
      Total other expense                        (10,950)      (11,521)      (22,704)      (23,839)

Income (loss) before income taxes                 (3,827)       (6,895)        4,177        (6,102)

Income tax benefit (expense)                       1,474         2,757        (1,610)        2,439
                                             -----------   -----------   -----------   -----------
Net income (loss) before cumulative effect        (2,353)       (4,138)        2,567        (3,663)

Cumulative effect of change in accounting
 principle                                             -             -        (3,482)            -
                                             -----------   -----------   -----------   -----------
Net loss                                     $    (2,353)  $    (4,138)  $      (915)  $    (3,663)
                                             -----------   -----------   -----------   -----------

EARNINGS (LOSS) PER SHARE:
   Net loss per diluted share                $     (0.13)  $     (0.23)  $     (0.05)  $     (0.20)
   Net income (loss) per diluted share
    before cumulative effect                 $     (0.13)  $     (0.23)  $      0.14   $     (0.20)
   Diluted shares outstanding                     18,108        18,108        18,108        18,108

SELECTED FINANCIAL DATA:
   EBITDA/[a]/                               $    21,313   $    18,440   $    54,597   $    44,968
   Net cash provided by operating
    activities                               $    11,622   $    21,045   $     1,565   $     6,384
   Merchandise gross profit                  $    77,495   $    76,355   $   157,268   $   153,668
   Merchandise margin                               33.0%         32.8%         33.0%         32.7%
   Gasoline gallons                              277,129       281,030       560,963       568,937
   Gasoline gross profit                     $    28,809   $    25,392   $    68,323   $    57,736
   Gasoline margin per gallon                $    0.1040   $    0.0904   $    0.1218   $    0.1015
   Gasoline retail per gallon                $      1.56   $      1.15   $      1.49   $      1.15

COMPARABLE STORE DATA:
   Merchandise sales %                               2.5%          1.9%          2.9%          1.8%
   Gasoline gallons %                               -0.2%          0.2%         -0.5%          0.4%

NUMBER OF STORES:
   End of period                                   1,274         1,305         1,274         1,305

NOTES:
/[a]/ Fiscal 2002 EBITDA has been adjusted to conform to current year presentation which includes miscellaneous income.

Editor's Note: The Company makes available its quarterly earnings releases, annual report to shareholders and SEC filings on its corporate web site located at www.thepantry.com

[LOGO OF THE PANTRY]


                                THE PANTRY, INC.
                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
                                 (In thousands)

                                                                           QUARTER ENDED            SIX MONTHS ENDED
                                                                       MARCH 27,    MARCH 28,    MARCH 27,    MARCH 28,
                                                                         2003         2002         2003         2002
                                                                      ----------    ---------    ---------    ---------
EBITDA                                                                $   21,313    $  18,440    $  54,597    $  44,968

Interest expense                                                         (11,457)     (11,823)     (23,645)     (24,166)
Adjustments to reconcile net income to net cash used in
 operating activities (other than depreciation and amortization, income taxes and cumulative effect of change in accounting
 principles)                                                                 225         (212)         925         (315)

Changes in operating assets and liabilities, net:
   Assets                                                                 (4,766)     (11,435)        (644)      (3,463)
   Liabilities                                                             6,307       26,075      (29,668)     (10,640)

                                                                      ----------    ---------    ---------    ---------
Net cash provided by operating activities                             $   11,622    $  21,045    $   1,565    $   6,384
                                                                      ----------    ---------    ---------    ---------

                                THE PANTRY, INC.
                       RECONCILIATION OF NON-GAAP GUIDANCE
                                 (In thousands)

                                                       FISCAL YEAR, 2003
                                                         GUIDANCE RANGE
                                                   --------------------------

EBITDA                                             $   123,000    $   125,000

Interest expense                                       (49,162)       (49,162)
Adjustments to reconcile net income to net
 cash used in operating activities (other
 than depreciation and amortization, income
 taxes and cumulative effect of change in
 accounting principles)                                  4,916          4,916

Changes in operating assets and liabilities, net       (31,225)       (31,225)

                                                   -----------    -----------
Net cash provided by operating activities          $    47,529    $    49,529
                                                   -----------    -----------

Editor's Note: The Company makes available its quarterly earnings releases, annual report to shareholders and SEC filings on its corporate web site located at www.thepantry.com

[LOGO OF THE PANTRY]


                                THE PANTRY, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                    MARCH 27,     SEPTEMBER 26,
                                                      2003            2002
                                                   -----------    -------------
ASSETS
  Cash and cash equivalents                        $    26,674    $      42,236
  Receivables, net                                      33,509           34,316
  Inventories                                           79,507           84,437
  Other current assets                                   6,167            5,301
                                                   -----------    -------------
     Total current assets                              145,857          166,290
                                                   -----------    -------------

  Property and equipment, net                          417,135          435,518
  Goodwill, net                                        278,248          277,874
  Other                                                 33,174           30,016
                                                   -----------    -------------

Total assets                                       $   874,414    $     909,698
                                                   ===========    =============

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current maturities of long-term debt             $     7,567    $      43,255
  Short-term borrowings                                 10,000                -
  Current maturities of capital lease obligations        1,521            1,521
  Accounts payable                                      78,631           93,858
  Other accrued liabilities                             53,943           71,079
                                                   -----------    -------------
     Total current liabilities                         151,662          209,713
                                                   -----------    -------------

  Long-term debt                                       475,958          460,920
  Environmental expenses                                13,742           13,285
  Deferred income taxes                                 37,790           38,360
  Deferred revenue                                      49,679           51,772
  Capital lease obligations                             14,712           15,381
  Other                                                 14,538            5,063
  Total shareholders' equity                           116,333          115,204
                                                   -----------    -------------

Total liabilities and shareholders' equity         $   874,414    $     909,698
                                                   ===========    =============

Editor's Note: The Company makes available its quarterly earnings releases, annual report to shareholders and SEC filings on its corporate web site located at www.thepantry.com